CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Money Market Funds, Inc. of our report dated February 27, 2018, relating to the financial statements and financial highlights of AIG Government Money Market Fund (formerly SunAmerica Government Money Market Fund), which appears in the SunAmerica Money Market Funds, Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

April 27, 2018